As filed with the Securities and Exchange Commission on October 23, 2012.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAMPTON ROADS BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	6022	54-2053718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

999 Waterside Drive, Suite 200

Norfolk, Virginia 23510

(757) 217-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas J. Glenn

President and Chief Executive Officer

Hampton Roads Bankshares, Inc.

999 Waterside Drive, 2nd Floor

Norfolk, Virginia 23510

(757) 217-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

William A. Old, Jr., Esq. Williams Mullen 999 Waterside Drive, Suite 1700 Norfolk, Virginia 23510 (757) 622-3366	Hampton Roads Bankshares, Inc. 641 Lynnhaven Parkway Virginia Beach, VA 23452 Attention: Douglas J. Glenn President and Chief Executive Officer (757) 217-3634

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)(5)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	137,911,169	$1.32	$182,042,743.08	$24,830.63
Warrants to purchase Common Stock, par value $0.01 per share, and shares issuable upon the exercise of warrants	757,643(3)(4)			(4)
Common Stock issuable upon exercise of the warrants, par value $0.01 per share	757,643(3)	$1.32	$1,000,088.76	$136.41
Total Common Stock	138,668,812
Total			$183,042,831.84	$24,967.04

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, recapitalizations, anti-dilution adjustments or similar transactions.
(2)	This per share price was estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, and represents the average of the high and low prices of Hampton Roads Bankshares, Inc. Common Stock as reported on the NASDAQ Global Select Market on October 19, 2012, a date within 5 business days prior to the date of filing of the registration statement on Form S-3, with the exception of shares issuable upon exercise of the warrants, which are based on the exercise price of the warrant in accordance with Rule 457(i).
(3)	There are being registered hereunder (a) warrants for the purchase of 757,643 shares of common stock with an exercise price of $0.70, (b) the 757,643 shares of common stock issuable upon exercise of such warrants and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.
(4)	Pursuant to Rule 457(g) no separate registration fee is required for the warrants.
(5)	The selling shareholders covered by this registration statement are the United States Department of the Treasury (“Treasury”) and the following entities or their affiliates or managed funds: The Carlyle Group L.P. (“Carlyle”), Anchorage Capital Group, L.L.C. (“Anchorage”) and CapGen Capital Group VI LP (“CapGen”). This registration statement covers 2,089,022 shares of common stock issued to Treasury and 757,643 shares of common stock issuable upon exercise of a warrant to purchase common stock that was issued to Treasury, 42,398,583 shares of common stock issued to Carlyle, 42,398,583 shares of common stock issued to Anchorage and 51,024,981 shares of common stock issued to CapGen.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 23, 2012

PROSPECTUS

Up to 137,911,169

Shares of Common Stock and

Warrants to Purchase 757,643 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 137,911,169 shares of our Common Stock, $0.01 par value per share (the “Common Stock”), and warrants to purchase 757,643 shares of our Common Stock (the warrants, together with the Common Stock, the “Securities”), by certain selling shareholders identified herein (the “Selling Shareholders”) and common shares issuable upon exercise of such warrants. We issued and sold the Securities as part of certain transactions with the Selling Shareholders that closed in 2010 and 2012. We are registering the resale of the Securities pursuant to registration rights provided to certain institutional Investors1 in the Investment Agreements2 and the United States Department of the Treasury (“Treasury”) in the Exchange Agreement.3 The Investors and Treasury are also Selling Shareholders.

The Selling Shareholders may sell all or a portion of the Securities from time to time, in amounts, at prices and on terms as they may determine. The Securities may be sold by any means described in the section of this Prospectus entitled “Plan of Distribution” beginning on page 27.

We will not receive any proceeds from the sale of the Securities by the Selling Shareholders. We will, however, receive cash proceeds equal to the total exercise price of any warrants that are exercised for cash but will receive no cash if and to the extent that warrants are exercised pursuant to the net, or “cashless,” exercise feature of the warrants.

[1]

The “Investors” are the following entities or their affiliates or managed funds: The Carlyle Group L.P. (“Carlyle”), Anchorage Capital Group, L.L.C. (“Anchorage”) and CapGen Capital Group VI LP (“CapGen”). As of September 28, 2012, Carlyle held 24.9% of the Company’s Common Stock, Anchorage held 24.9% of the Company’s Common Stock and CapGen held 30.0% of the Company’s Common Stock. Two of the directors on the Company’s board of directors are designees of the Investors: Hal F. Goltz is a senior analyst with Anchorage and Robert B. Goldstein is a founding Principal in CapGen. A Carlyle designee, James Burr, has been appointed director of the Company effective on the receipt of approval from banking regulatory authorities. He will replace Carlyle’s previous designee, Randal K. Quarles, who resigned as a director effective May 21, 2012.

[2]

The “Investment Agreements” are the Second Amended and Restated Investment Agreement, dated August 11, 2010, by and among the Company, Carlyle and Anchorage; the Amended and Restated CapGen Investment Agreement, dated August 11, 2010, by and between the Company and CapGen; the Amended and Restated Goldman Securities Purchase Agreement, dated August 11, 2010, by and between the Company and Goldman, Sachs & Co (“Goldman”) and the Assignment and Assumption Agreement by and among Goldman, CapGen, C12 Protium Value Opportunities Ltd. and the Company, dated September 23, 2010; and the Standby Purchase Agreement, dated May 21, 2012, by and among the Company, Anchorage, Carlyle and CapGen.

[3]	The Company entered into the “Exchange Agreement” with the Treasury on August 12, 2010.

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “HMPR.” On October 19, 2012, the closing price of our Common Stock on the NASDAQ Global Select Market was $1.28 per share. The warrants are not listed on the NASDAQ Stock Market (“NASDAQ”) or any other stock exchange.

Investing in our Securities involves risks. You should read the “Risk Factors” section beginning on page 7 before buying our Securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission or other regulatory body has approved or disapproved of the Securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

In addition, our Securities are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

The date of this Prospectus is             , 2012.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this Prospectus and documents incorporated into this Prospectus by reference. We have not, and the Selling Shareholders have not, authorized anyone to provide you with information different from that contained in this Prospectus or the documents incorporated by reference herein. This Prospectus may only be used where it is legal to sell these securities. The information contained in this Prospectus, the documents incorporated by reference herein and any supplements to this Prospectus are accurate only as of the dates of their respective covers or earlier dates as specified therein, regardless of the time of delivery of this Prospectus or any supplement to this Prospectus or of any sale of these securities.

In this Prospectus, we frequently use the terms “we,” “our,” “us” and the “Company” to refer to Hampton Roads Bankshares, Inc. and its subsidiaries.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this Prospectus. We incorporate by reference the following documents (other than information furnished rather than filed or not otherwise deemed to be filed):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 13, 2012;

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, as filed with the SEC on May 9, 2012 and August 7, 2012;

•

the Company’s Current Reports on Form 8-K filed on January 10, 2012, January 30, 2012, January 31, 2012, February 1, 2012, February 2, 2012, February 13, 2012 (two separate Current Reports on Form 8-K were filed on this day), February 17, 2012, March 14, 2012, April 5, 2012, April 26, 2012, April 30, 2012 (two separate Current Reports on Form 8-K were filed on this day), May 1, 2012, May 21, 2012 (two separate Current Reports on Form 8-K were filed on this day), May 24, 2012, May 30, 2012, June 11, 2012, June 25, 2012, June 27, 2012, July 24, 2012, July 31, 2012, August 7, 2012, August 22, 2012, September 24, 2012 (two separate Current Reports on Form 8-K were filed on this day), September 27, 2012, October 1, 2012, and October 15, 2012;

•	the Company’s Definitive Proxy Statement related to its special meeting of shareholders held on June 25, 2012, as filed with the SEC on May 31, 2012; and

•

the description of our capital stock set forth in Pre-Effective Amendment No. 1 to our Registration Statement on Form S-1 (Registration No. 333-182805) filed July 31, 2012, including any amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any current report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules) (1) after the date of this Prospectus and (2) until this offering has been completed. Information in this Prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this Prospectus and the incorporated documents.

We will provide to any person without charge, upon written or oral request, a copy of any or all of reports or the documents that are incorporated by reference into this Prospectus and a copy of any or all other reports or documents which are referred to in this Prospectus. Requests should be directed to: Thomas B. Dix, III, Secretary at Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, VA 23452, 757-217-1000, or you may visit our website at www.bankofhamptonroads.com. The information contained on our website is not part of this Prospectus.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire Prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference in our annual report and quarterly reports, and the other documents we refer to and incorporate by reference in this Prospectus for a more complete understanding of us and this offering before making an investment decision. In particular, we incorporate important business and financial information in this Prospectus by reference.

HAMPTON ROADS BANKSHARES, INC.

Hampton Roads Bankshares, Inc. is the parent company of two banking subsidiaries – The Bank of Hampton Roads (“BOHR”) and Shore Bank (“Shore”), which operate financial centers located throughout Virginia, North Carolina and Maryland. The Bank of Hampton Roads has full-service offices in the Hampton Roads region of southeastern Virginia, including offices in the city of Chesapeake, offices in the city of Norfolk, offices in the city of Virginia Beach, an office in Emporia, and an office in the city of Suffolk. In addition, The Bank of Hampton Roads has full-service offices that do business as Gateway Bank & Trust Co. located in the Northeastern, Southeastern, and Research Triangle regions of North Carolina and in Richmond, Virginia. Shore Bank has full-service offices in the counties of Accomack and Northampton in Virginia, and the counties of Wicomico and Worcester in Maryland. Shore also operates loan production offices in Ocean City, MD and Rehobeth Beach, DE.

As of June 30, 2012, we had total consolidated assets of approximately $2.1 billion, net total loans of $1.4 billion, total deposits of $1.7 billion, total consolidated liabilities, including deposits, of $1.9 billion, and consolidated shareholders’ equity of approximately $105.3 million. Our principal business is to attract deposits and to loan or invest those deposits on profitable terms by targeting the banking needs of individuals and small to medium sized businesses in our primary market areas. We offer all traditional loan and deposit banking services, as well as telephone banking, internet banking, remote deposit capture, and debit cards. We accept both commercial and consumer deposits. These deposits are in varied forms of both demand and time accounts, including checking accounts, interest checking, money market accounts, savings accounts, certificates of deposit, and IRA accounts.

We complement our core banking operations by offering a wide range of services through our various non-banking subsidiaries, which include Shore Investments, Inc., which provides securities brokerage and investment advisory services, Gateway Investment Services, Inc., which provides investment advisory services, and Gateway Bank Mortgage, Inc., which provides mortgage banking services.

Our Common Stock is traded on the NASDAQ Global Select Market under the ticker symbol “HMPR.” Our principal executive offices are located at 999 Waterside Drive, Suite 200, Norfolk, Virginia 23510 and our telephone number is (757) 217-1000. Our internet address is www.bankofhamptonroads.com. The information contained on our web site is not part of this Prospectus.

Recent Events

Rights Offering and Standby Purchase

On September 27, 2012, the Company announced the closing of a public common stock rights offering (the “Rights Offering”). The Company issued 21,000,687 shares of common stock, at a price of $0.70 per share, to holders of its common stock who elected to participate in the Rights Offering. Total proceeds from the Rights Offering were $14,700,481.

In connection with the Rights Offering, the Company was a party to a Standby Purchase Agreement with the Investors. The Standby Purchase Agreement provided that the Investors would purchase from the Company, at the subscription price, a portion of the shares, if any, up to an aggregate of 53,518,176 shares, not subscribed for in the Rights Offering (the “Standby Purchase”). On September 27, 2012, pursuant to the terms of the Standby Purchase Agreement, the Investors purchased a total of 43,287,161 shares of the Company’s common stock at $0.70 per share in the Standby Purchase. Anchorage purchased 16,007,143 shares, CapGen purchased 11,272,875 shares and Carlyle purchased 16,007,143 shares. Total proceeds from the Standby Purchase were $30,301,013. The Company intends to use the net proceeds from both the Rights Offering and Standby Purchase for general corporate purposes.

Gateway Investment Services, Inc. Consolidation

The Company is in the process of consolidating the operations of Gateway Investment Services, Inc. into Shore Investments, Inc. The Company expects this process to be complete by the first quarter of 2013.

The Offering

Issuer:	Hampton Roads Bankshares, Inc.

Securities Offered by Us:	None.

Securities offered by Selling Shareholders:	Up to 137,911,169 shares of our Common Stock warrants to purchase 757,643 shares of Common Stock and common shares issuable upon the exercise of such warrants.

Use of proceeds:	We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Shareholders. We will, however, receive cash proceeds equal to the total exercise price of any warrants that are exercised for cash but will receive no cash if and to the extent that warrants are exercised pursuant to the net, or “cashless,” exercise feature of the warrants.

Listing:	Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “HMPR.”

Dividend Policy:	All dividends on the Company’s Common Stock have been suspended.

Risk Factors:	An investment in our shares involves risks. Please read “Risk Factors” beginning on page 7 of this Prospectus.

RISK FACTORS

An investment in our Common Stock involves various risks. You should carefully understand the risks described below before you invest in our Common Stock. If any of the following risks actually occur, our business, financial condition, and results of operations could suffer, in which case the trading price of our Common Stock could decline. You should read this section together with the other information presented in this Prospectus.

Risks Related to our Business

We incurred significant losses in 2009, 2010, and 2011 and expect to incur significant losses in 2012, although at a lower level than in the previous years. While we expect to return to profitability in 2013, we can make no assurances to that effect.

Throughout 2009, 2010, 2011, and in the first six months of 2012, our loan customers continued to operate in an economically stressed environment. Economic conditions in the markets in which we operate remain constrained and the levels of loan delinquencies and defaults that we experienced were substantially higher than historical levels and our net interest income did not grow significantly.

As a result, our net loss attributable to common shareholders for the six months ended June 30, 2012 was $13.6 million or $0.38 per common diluted share compared to our net loss attributable to common shareholders for the six months ended June 30, 2011 of $50.5 million or $1.51 per common diluted share. The net loss for the six months ended June 30, 2012 was primarily attributable to a significant provision for loan losses, the impact of nonaccrual loans on interest income, and losses on foreclosed real estate and repossessed assets. Our net interest income decreased $3.6 million for the six months ended June 30, 2012 as compared to the same period in 2011. This trend may continue for the remainder of 2012 and could adversely impact our ability to become profitable. In light of the current economic environment, significant additional provisions for loan losses also may be necessary to supplement the allowance for loan losses in the future. As a result, we may continue to incur significant credit costs and net losses for the remainder of 2012, which would continue to adversely impact our financial condition, results of operations, and the value of our Common Stock. We expect to incur a net loss for the 2012 year taken as a whole, and we can make no assurances as to when we will be profitable. Additional losses could cause us to incur future net losses and could adversely affect the price of, and market for, our Common Stock.

The determination of the appropriate balance of our allowance for loan losses is merely an estimate of the inherent risk of loss in our existing loan portfolio and may prove to be incorrect. If such estimate is proven to be materially incorrect and we are required to increase our allowance for loan losses, our results of operations, financial condition, and the value of our Common Stock would be materially adversely affected.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to our expenses that represents management’s best estimate of probable losses within our existing portfolio of loans. Our allowance for loan losses amounted to $62.9 million at June 30, 2012, which represented 4.38% of our total loans, as compared to $74.9 million, or 4.98% of total loans, at December 31, 2011. The level of the allowance reflects management’s estimates and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political, and regulatory conditions, and unidentified losses inherent in the current loan portfolio. For further discussion on the impact continued weak economic conditions have on the collateral underlying our loan portfolio, see “If the value of real estate in the markets we serve were to further decline materially, a significant portion of our loan portfolio could become further under-collateralized, which could result in a material increase in our allowance for loan losses and have a material adverse effect on us.”

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes. In addition, regulatory agencies as an integral part of their examination process, periodically review the estimated losses of loans. Such agencies may require us to recognize additional losses based on their judgments about information available to them at the time of their examination. Accordingly, the allowance for loan losses may not be adequate to cover loan losses or significant increases to the allowance for loan losses may be required in the future if economic conditions should worsen. Any such increases in the allowance for loan losses may have a material adverse effect on our results of operations, financial condition, and the value of our Common Stock.

We have had, and may continue to have, large numbers of problem loans and difficulties with our loan administration, which could increase our losses related to loans.

Our non-performing assets as a percentage of total assets remained at 8% at June 30, 2012. On June 30, 2012, 1% of our loans were 30 to 89 days delinquent and were treated as performing assets. Based on these delinquencies, more loans may become non-performing. The administration of non-performing loans is an important function in attempting to mitigate any future losses related to our non-performing assets.

In the past, our management of non-performing loans was, at times, not as strong as we would prefer. In 2009, we hired an independent third party to review a significant portion of our loans. The independent third party discovered several deficiencies with our loan management that we have since taken steps to remedy. The following deficiencies were identified at that time: updated appraisals on problem loans and large loans secured by real estate were not always being obtained; better organized credit files were needed; additional resources were needed to manage problem loans; and we lacked well-defined internal workout policies and procedures.

We have taken a variety of actions to remedy the conditions noted above and made other enhancements to our credit review and collection processes. Initiatives and procedures that augmented the credit administration function included acquisition and development loan reviews, interest reserve loan reviews, past due loan reviews, forecasting reviews, standard loan reviews, loans presented for approval and renewal, relationship reviews, and global cash flow analyses. We have improved the organization of our credit files and have made efforts to attain appraisal updates in a timelier manner. We also increased staffing in credit administration and established and staffed a separate special assets function to manage problem assets.

Although we have made significant enhancements to our loan administration processes to address these issues, we can give you no assurances that we will be able to successfully manage our problem loans, our loan administration, and origination process. If we are unable to do so in a timely manner, our loan losses could increase significantly and this could have a material adverse effect on our results of operations and the value of, or market for, our Common Stock.

If the value of real estate in the markets we serve were to further decline materially, a significant portion of our loan portfolio could become further under-collateralized, which could have a material adverse effect on our loan losses, results of operations, and financial condition.

With approximately three-fourths of our loans concentrated in the regions of Hampton Roads, Richmond, and the Eastern Shore in Virginia and the Triangle region of North Carolina, a decline in local economic conditions could adversely affect the value of the real estate collateral securing our loans. Moreover, our markets in the Outer Banks of North Carolina have been especially hard hit by recent declines in real estate values. A further decline in property values could diminish our ability to recover on defaulted loans by selling the real estate collateral, making it more likely that we would suffer additional losses on defaulted loans. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would negatively impact our results of operations. Also a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of financial institutions whose real estate portfolios are more geographically diverse. The local economies where the Company does business are heavily reliant on military spending and may be adversely impacted by significant cuts to such spending that might result from recent Congressional budgetary enactments. Real estate values are affected by various factors in addition to local economic conditions, including, among other things, changes in general or regional economic conditions, government rules or policies, and natural disasters. While our policy is to obtain updated appraisals on a periodic basis, there are no assurances that we may be able to realize the amount indicated in the appraisal upon disposition of the underlying property.

The Company has restated its financial statements, which may have a future adverse effect.

The Company may continue to suffer adverse effects from the restatement of its previously issued financial statements that were included in its annual report on Form 10-K for the year ended December 31, 2009, as amended, and its quarterly report on Form 10-Q for the quarter ended March 31, 2010, as amended.

As a result of this matter, the Company may become subject to civil litigation or regulatory actions. Any of these matters may contribute to further rating downgrades, negative publicity, and difficulties in attracting and retaining customers, employees, and management personnel.

The Company and BOHR have entered into a Written Agreement with the Federal Reserve Bank of Richmond (the “FRB”) and the Virginia Bureau of Financial Institutions that subjects the Company and BOHR to significant restrictions and requires us to designate a significant amount of our resources to complying with the agreement, and it may have a material adverse effect on our operations and the value of our securities.

Effective June 17, 2010, the Company and BOHR entered into the Written Agreement with the FRB and the Bureau of Financial Institutions.

Shore is not a party to the Written Agreement.

Under the terms of the Written Agreement, BOHR has agreed to develop and submit for approval within the time periods specified in the Written Agreement written plans to:

•	strengthen board oversight of management and BOHR’s operations;

•	strengthen credit risk management policies;

•

improve BOHR’s position with respect to loans, relationships, or other assets in excess of $2.5 million that are now or in the future may become past due more than 90 days, are on BOHR’s problem loan list, or adversely classified in any report of examination of BOHR;

•	review and revise, as appropriate, current policy and maintain sound processes for determining, documenting, and recording an adequate allowance for loan and lease losses;

•	improve management of BOHR’s liquidity position and funds management policies;

•	provide contingency planning that accounts for adverse scenarios and identifies and quantifies available sources of liquidity for each scenario;

•	reduce BOHR’s reliance on brokered deposits; and

•	improve BOHR’s earnings and overall condition.

In addition, BOHR has agreed that it will:

•

not extend, renew, or restructure any credit that has been criticized by the FRB or Bureau of Financial Institutions absent prior Board of Directors approval in accordance with the restrictions in the Written Agreement;

•

eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the FRB;

•	only accept brokered deposits up to the level maintained at the time the Written Agreement was entered into;

•	comply with legal and regulatory limitations on indemnification payments and severance payments; and

•	appoint a committee to monitor compliance with the terms of the Written Agreement.

In addition, the Company has agreed that it will:

•

not make any other form of payment representing a reduction in BOHR’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities absent prior regulatory approval;

•	take all necessary steps to correct certain technical violations of law and regulation cited by the FRB;

•	refrain from guaranteeing any debt without the prior written approval of the FRB and the Bureau of Financial Institutions; and

•	refrain from purchasing or redeeming any shares of its stock without the prior written consent of the FRB or the Bureau of Financial Institutions.

Under the terms of the Written Agreement, the Company and BOHR have submitted capital plans to maintain sufficient capital at the Company on a consolidated basis and at BOHR on a stand-alone basis and to refrain from declaring or paying dividends absent prior regulatory approval.

This description of the Written Agreement is qualified in its entirety by reference to the copy of the Written Agreement filed with the Company’s Current Report on Form 8-K, filed June 17, 2010. To date, the Company and BOHR have met all of the deadlines for taking actions required by the FRB and the Bureau of Financial Institutions under the terms of the Written Agreement. The Board of Directors oversees the Company’s compliance with the terms of the Written Agreement and has met each month to review compliance. Written plans have been submitted for strengthening board oversight, strengthening credit risk management practices, improving liquidity, reducing the reliance on brokered deposits, improving capital, and curing the technical violations of laws and regulations. The Company has also submitted its written policies and procedures for maintaining an adequate allowance for loan losses and its plans for all foreclosed real estate and nonaccrual and delinquent loans in excess of $2.5 million. Additionally, the Company instituted the required review process for all classified loans. Previously, the Company charged off the assets identified as loss from the previous examination. Moreover, the Company raised $295.0 million in the closings of several related capital transactions in the third and fourth quarters of 2010, $50.0 million in a private placement transaction and $45 million in the Rights Offering and Standby Purchase. As of June 30, 2012, BOHR and Shore were above the “well-capitalized” threshold with respect to their Tier 1 Risk-Based Capital Ratio, Leverage Ratio and Total Risk-Based Capital Ratio. As a result, management believes that, except for our significant level of loan losses, the Company and BOHR are in full compliance with the terms of the Written Agreement.

The formal investigation by the SEC may result in penalties, sanctions, or a restatement of our previously issued financial statements.

In April 2011, the SEC’s Division of Enforcement notified the Company that the Division is conducting a formal investigation into the Company’s deferred tax asset valuation allowances, provision and allowance for loan losses and other matters contained in its annual and quarterly reports for years 2008 through 2010. The Company intends to cooperate fully with the Division and believes its provisions and allowances will be determined to be appropriate. However, the formal investigation has not been completed, and we cannot predict the timing or eventual outcome of this investigation. The investigation could possibly result in penalties, sanctions, or a restatement of our previously issued consolidated financial statements.

The Company has received a grand jury subpoena from the United States Department of Justice, Criminal Division. The Company has been advised that it is not a target at this time, and we do not believe we will become a target, but there can be no assurances as to the timing or eventual outcome of the related investigation.

On November 2, 2010, the Company received from the United States Department of Justice, Criminal Division, a grand jury subpoena to produce information principally relating to the merger of Gateway Financial Holdings, Inc. into the Company on December 31, 2008 and to loans made by Gateway Financial Holdings, Inc. and its wholly owned subsidiary, Gateway Bank & Trust Co., before Gateway Financial Holdings, Inc.’s merger with the Company. The United States Department of Justice, Criminal Division has informed us that we are not a target of the investigation at this time, and we are fully cooperating. We can give you no assurances as to the timing or eventual outcome of this investigation.

FDIC insurance assessments could increase from our prior inability to maintain a “well-capitalized” status, which will further decrease earnings.

The Dodd-Frank Act permanently lifted the FDIC coverage limit to $250,000. The Dodd-Frank Act also revised the assessment methodology for funding the Deposit Insurance Fund (“DIF”) requiring that assessments be based on an institution’s average consolidated total assets minus average tangible equity, rather than the institution’s deposits. In addition, in May 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the DIF. The assessment is equal to five-basis points of the Company’s total assets minus Tier 1 capital as of June 30, 2009. The FDIC has indicated that future special assessments are possible.

In addition, under the FDIC’s risk-based deposit insurance assessment system, an institution’s assessment rate varies according to certain financial ratios, its supervisory evaluations, and other factors. Our inability to maintain a “well-capitalized” status during the first half of 2012 could impact our risk category and could cause our assessment to increase significantly in 2012 compared to 2011, which could decrease our earnings.

These developments have caused, and may cause in the future, an increase to our assessments, and the FDIC may be required to make additional increases to the assessment rates and levy additional special assessments on us. Higher insurance premiums and assessments increase our costs and may limit our ability to pursue certain business opportunities. We also may be required to pay even higher FDIC premiums than the recently increased level because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the DIF and reduce its ratio of reserves to insured deposits.

Our commercial real estate and equity line lending may expose us to a greater risk of loss and hurt our earnings and profitability.

Our business strategy centers, in part, on offering commercial and equity line loans secured by real estate in order to generate interest income. These types of loans generally have higher yields and shorter maturities than traditional one-to-four family residential mortgage loans. At June 30, 2012, commercial real estate and equity line lending totaled approximately $689.3 million, which represented 48% of total loans. Such loans increase our credit risk profile relative to other financial institutions that have lower concentrations of commercial real estate and equity line loans.

Loans secured by commercial real estate properties are generally for larger amounts and involve a greater degree of risk than one-to-four family residential mortgage loans. Payments on loans secured by these properties generally are dependent on the income produced by the underlying properties which, in turn, depends on the successful operation and management of the properties. Accordingly, repayment of these loans is subject to adverse conditions in the real estate market or the local economy. While we seek to minimize these risks in a variety of ways, there can be no assurance that these measures will protect against credit-related losses.

Equity line loans typically involve a greater degree of risk than one-to-four family residential mortgage loans. Equity line lending allows a customer to access an amount up to their line of credit for the term specified in their agreement. At the expiration of the term of an equity line, a customer may have the entire principal balance outstanding as opposed to a one-to-four family residential mortgage loan where the principal is disbursed entirely at closing and amortizes throughout the term of the loan. We cannot predict when and to what extent our customers will access their equity lines. While we seek to minimize this risk in a variety of ways, including attempting to employ conservative underwriting criteria, there can be no assurance that these measures will protect against credit-related losses.

A significant amount of our loan portfolio contains loans used to finance construction and land development, and these types of loans subject our loan portfolio to a higher degree of credit risk.

A significant amount of our loan portfolio contains loans used to finance construction and land development. Construction financing typically involves a higher degree of credit risk than financing on improved, owner-occupied real estate. Risk of loss on a construction loan is largely dependent upon the accuracy of the initial estimate of the property’s value at completion of construction, the marketability of the property, and the bid price and estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of the value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project whose value is insufficient to assure full repayment. When lending to builders, the cost of construction breakdown is provided by the builder, as well as supported by an appraisal. Although our underwriting criteria were designed to evaluate and minimize the risks of each construction loan, there can be no guarantee that these practices will have safeguarded against material delinquencies and losses to our operations.

At June 30, 2012, we had loans of $257.8 million or 18% of total loans outstanding to finance construction and land development. Construction and land development loans are dependent on the successful completion of the projects they finance, however, in many cases such construction and development projects in our primary market areas are not being completed in a timely manner, if at all.

Our lending on vacant land may expose us to a greater risk of loss and may have an adverse effect on results of operations.

A portion of our residential and commercial lending is secured by vacant or unimproved land. Loans secured by vacant or unimproved land are generally more risky than loans secured by improved property for one-to-four family residential mortgage loans. Since vacant or unimproved land is generally held by the borrower for investment purposes or future use, payments on loans secured by vacant or unimproved land will typically rank lower in priority to the borrower than a loan the borrower may have on their primary residence or business. These loans are susceptible to adverse conditions in the real estate market and local economy.

Difficult market conditions have adversely affected our industry.

Beginning in 2007, the global and U.S. economies experienced a protracted slowdown in business activity as a result of disruptions in the financial system, including a lack of confidence in the worldwide credit markets. Dramatic declines in the housing market over more than the past 48 months, with falling home prices, increasing foreclosures, unemployment, and under-employment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of asset-backed securities but spreading to other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail.

Market developments may continue to affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and could have a material adverse effect on the value of, or market for, our Common Stock.

Our ability to maintain adequate sources of funding may be negatively impacted by the current economic environment which may, among other things, impact our ability to resume the payment of dividends or satisfy our obligations.

Our access to funding sources in amounts adequate to finance our activities on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. In managing our balance sheet, a primary source of funding is customer deposits. Our ability to continue to attract these deposits and other funding sources is subject to variability based upon a number of factors including volume and volatility in the securities markets and the relative interest rates that we are prepared to pay for these liabilities. Further, BOHR may not accept new brokered deposits in excess of the level it had at the time it entered into the Written Agreement until it is no longer subject to the Written Agreement with the FRB and Bureau of Financial Institutions. Shore is not subject to this limitation. Our potential inability to maintain adequate sources of funding may, among other things, impact our ability to resume the payment of dividends or satisfy our obligations.

Our ability to maintain adequate sources of liquidity may be negatively impacted by the current economic environment which may, among other things, impact our ability to pay dividends or satisfy our obligations.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of investments or loans, the issuance of equity and debt securities, and other sources could have a substantial negative effect on our liquidity. Factors that could detrimentally impact our access to liquidity sources include operating losses; rising levels of non-performing assets; a decrease in the level of our business activity as a result of a downturn in the markets in which our loans or deposits are concentrated or as a result of a loss of confidence in us by our customers, lenders, and/or investors; or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial industry in light of the turmoil faced by banking organizations and deterioration in credit markets. Under current market conditions, the confidence of depositors, lenders, and investors is critical to our ability to maintain our sources of liquidity.

The management of liquidity risk is critical to the management of our business and to our ability to service our customer base. In managing our balance sheet, a primary source of liquidity is customer deposits. Our ability to continue to attract these deposits and other funding sources is subject to variability based upon a number of factors including volume and volatility in the securities markets and the relative interest rates that we are prepared to pay for these liabilities. The availability and level of deposits and other funding sources, including borrowings and the issuance of equity and debt securities, is highly dependent upon the perception of the liquidity and creditworthiness of the financial institution, and such perception can change quickly in response to market conditions or circumstances unique to a particular company. Concerns about our financial condition or concerns about our credit exposure to other persons could adversely impact our sources of liquidity, financial position, regulatory capital ratios, results of operations, and our business prospects.

The current economic environment may negatively impact our ability to maintain required capital levels or otherwise negatively impact our financial condition, which may, among other things, limit our access to certain sources of funding and liquidity.

If the level of deposits were to materially decrease, we would have to raise additional funds by increasing the interest that we pay on certificates of deposit or other depository accounts, seek other debt or equity financing, or draw upon our available lines of credit. We utilize brokered deposits and we rely on commercial retail deposits as well as advances from the FHLB and the Federal Reserve discount window to fund our operations. Although we have historically been able to replace maturing deposits and advances as necessary, we might not be able to replace such funds in the future if, among other things, our results of operations or financial condition or the results of operations or financial condition of the FHLB or market conditions were to change or because we are restricted from doing so by regulatory restrictions. Further, BOHR may not accept new brokered deposits in excess of the level it had at the time it entered into the Written Agreement until it is no longer subject to the Written Agreement with the FRB and Bureau of Financial Institutions. Shore is not subject to this limitation. Additionally, the FHLB or Federal Reserve could limit our access to additional borrowings. We constantly monitor our activities with respect to liquidity and evaluate closely our utilization of our cash assets; however, there can be no assurance that our liquidity or the cost of funds to us may not be materially and adversely impacted as a result of economic, market, or operational considerations that we may not be able to control.

We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability.

Deposit pricing pressures may result from competition as well as changes to the interest rate environment. Under current conditions, pricing pressures also may arise from depositors who demand premium interest rates from what they perceive to be a troubled financial institution. Current economic conditions have intensified competition for deposits. The competition has had an impact on interest rates paid to attract deposits as well as fees charged on deposit products. In addition to the competitive pressures from other depository institutions, we face heightened competition from non-depository financial products such as securities and other alternative investments.

Furthermore, technology and other market changes have made it more convenient for bank customers to transfer funds for investing purposes. Bank customers also have greater access to deposit vehicles that facilitate spreading deposit balances among different depository institutions to maximize FDIC insurance coverage. In addition to competitive forces, we also are at risk from market forces as they affect interest rates. It is not uncommon when interest rates transition from a low interest rate environment to a rising rate environment for deposit and other funding costs to rise in advance of yields on earning assets. In order to keep deposits required for funding purposes, it may be necessary to raise deposit rates without commensurate increases in asset pricing in the short term. Finally, we may see interest rate pricing pressure from depositors concerned about our financial condition and levels of non-performing assets.

We may continue to incur losses if we are unable to successfully manage interest rate risk.

Our profitability depends in substantial part upon the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. These rates are normally in line with general market rates and rise and fall based on management’s view of our needs. Changes in interest rates will affect our operating performance and financial condition in diverse ways including the pricing of securities, loans and deposits, and the volume of loan originations in our mortgage banking business, and could result in decreases to our net income. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments. This could, in turn, have a material adverse effect on the value of our Common Stock.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face vigorous competition from other banks and other financial institutions, including savings and loan associations, savings banks, finance companies, and credit unions for deposits, loans, and other financial services that serve our market area. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. Many of our non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors have advantages over us in providing certain services. While we believe we compete effectively with these other financial institutions serving our primary markets, we may face a competitive disadvantage to larger institutions. If we have to raise interest rates paid on deposits or lower interest rates charged on loans to compete effectively, our net interest margin and income could be negatively affected. Failure to compete effectively to attract new, or to retain existing, clients may reduce or limit our margins and our market share and may adversely affect our results of operations, financial condition, growth, and the value of our Common Stock.

Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area.

Because a substantial portion of our loans are with customers and businesses located in the central and coastal portions of Virginia, North Carolina, and Maryland, catastrophic events, including natural disasters such as hurricanes which have historically struck the east coast of the United States with some regularity or terrorist attacks, could disrupt our operations. Any of these natural disasters or other catastrophic events could have a negative impact on our financial centers and customer base as well as collateral values and the strength of our loan portfolio. Any natural disaster or catastrophic event affecting us could have a material adverse impact on our operations and the value of our Common Stock.

We face a variety of threats from technology based frauds and scams.

Financial institutions are a prime target of criminal activities through various channels of information technology. We attempt to mitigate risk from such activities through policies, procedures, and preventative and detective measures. In addition, we maintain insurance coverage designed to provide a level of financial protection to our business. However, risks posed by business interruption, fraud losses, business recovery expenses, and other potential losses or expenses that may be experienced from a significant event are not readily predictable and, therefore, could have an impact on our results of operations.

Our continued success is largely dependent on key management team members.

We are a customer-focused and relationship-driven organization. Future growth is expected to be driven by a large part in the relationships maintained with customers. While we have assembled an experienced and talented senior management team, maintaining this team, while at the same time developing other managers in order that management succession can be achieved, is not assured. The unexpected loss of key employees could have a material adverse effect on our business and may result in lower revenues or reduced earnings.

Risks Factors Related to Our Common Stock

The Investors own a significant portion of our common stock and therefore the Investors can exert significant control over our business and corporate affairs.

As of September 28, 2012, Carlyle, Anchorage and CapGen owned 24.9%, 24.9%, and 30.0%, respectively, of our Common Stock.

As a result of their ownership, the Investors will have the ability to significantly influence or determine the outcome of all matters submitted to our shareholders for approval, including the election of directors to the Board of Directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets.

Our future capital needs could dilute your investment or otherwise affect your rights as a shareholder.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our Common Stock or other securities. We may seek to raise capital through offerings of our Common Stock, securities convertible into Common Stock, subordinated debt securities, or rights to acquire such securities or our Common Stock.

Under our articles of incorporation, we have additional authorized shares of Common Stock that we can issue from time to time at the discretion of our board of directors, without further action by shareholders, except as where shareholder approval is required by law. The issuance of any additional shares of Common Stock or convertible securities could be substantially dilutive to shareholders of our Common Stock. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. Holders of shares of our Common Stock have no preemptive rights as a matter of law that entitle them to purchase their pro-rata share of any offering or shares of any class or series. The market price of our Common Stock could decline as a result of sales of shares of our Common Stock made after this offering or the perception that such sales could occur.

In addition, new investors, particularly with respect to subordinated debt securities, also may have rights, preferences and privileges that are senior to, and that could adversely affect, our then current shareholders. For example, subordinated debt securities would be senior to shares of our Common Stock. As a result, we would be required to make interest payments on such subordinated debt before any dividends can be paid on our Common Stock, and in the event of our bankruptcy, dissolution or liquidation, the holders of debt securities must be paid in full prior to any distributions being made to the holders of our Common Stock.

We cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings diluting their stock holdings, adversely affecting their rights as shareholders and/or reducing the market price of our Common Stock.

The market for our Common Stock historically has experienced, and may continue to experience, significant price and volume fluctuations.

The market for our Common Stock historically has experienced significant price and volume fluctuations greater than those experienced by the broader stock market in recent years. The market for our Common Stock may continue to fluctuate in the future in response to a variety of factors, including:

•	quarter-to-quarter variations in operating results,

•	material announcements by us or our competitors,

•	governmental regulatory action,

•	negative or positive publicity involving us or the banking industry generally,

•	general economic downturns, or

•	other events or factors, many of which are beyond our control.

In addition, the stock market has historically experienced significant price and volume fluctuations, which have particularly affected the market prices of many financial services companies and which have, in certain cases, not had a strong correlation to the operating performance of these companies. Stock markets experienced unprecedented volatility in connection with the recent credit crisis. General economic conditions, such as recession or interest rate fluctuations, could negatively affect the market price of our Common Stock in the future. In addition, our operating results in future quarters may be below the expectations of securities analysts and investors. If that were to occur, the price of our Common Stock would likely decline, perhaps substantially.

We are not paying dividends on our Common Stock and currently are prevented from doing so. The failure to resume paying dividends on our Common Stock may adversely affect the value of our Common Stock.

We paid cash dividends on our Common Stock prior to the third quarter of 2009. During the third quarter of 2009, we suspended dividend payments. We are prevented by our regulators from paying dividends until our financial position improves. In addition, the retained deficit of BOHR, our principal banking subsidiary, is approximately $462.7 million as of June 30, 2012. Absent permission from the Bureau of Financial Institutions of the Virginia State Corporation Commission and the FRB, BOHR may pay dividends to us only to the extent of positive accumulated retained earnings. It is unlikely in the foreseeable future that we would be able to pay dividends if BOHR cannot pay dividends to us. Although we can seek to obtain a waiver of this prohibition, our regulators may choose not to grant such a waiver, and we would not expect to be granted a waiver or be released from this obligation until our financial performance and retained earnings improve significantly. As a result, there is no assurance if or when we will be able to resume paying cash dividends.

In addition, all dividends are declared and paid at the discretion of our Board of Directors and are dependent upon our liquidity, financial condition, results of operations, regulatory capital requirements, and such other factors as our Board of Directors may deem relevant. The ability of our banking subsidiaries to pay dividends to us is also limited by obligations to maintain sufficient capital and by other general restrictions on dividends that are applicable to our banking subsidiaries. If we do not satisfy these regulatory requirements, we are unable to pay dividends on our Common Stock.

Virginia law and the provisions of our Articles of Incorporation and Bylaws could deter or prevent takeover attempts by a potential purchaser of our Common Stock that would be willing to pay you a premium for your shares of our Common Stock.

Our Articles of Incorporation, as well as the Company’s Bylaws (the “Bylaws”), contain provisions that may be deemed to have the effect of discouraging or delaying uninvited attempts by third parties to gain control of the Company. These provisions include the division of our Board of Directors into classes and the ability of our Board of Directors to set the price, term, and rights of, and to issue, one or more additional series of our preferred stock. Our Articles of Incorporation and Bylaws also provide for a classified board of directors, with each member serving a three-year term, and do not provide for the ability of shareholders to call special meetings.

Similarly, the Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. These provisions reduce the possibility that a third party could affect a change in control without the support of our incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the board, to affect its policies generally, and to benefit from actions that are opposed by the current board.

Sales, or the perception that sales could occur, of large amounts of our Common Stock may depress our stock price.

The market price of our Common Stock could drop if the Selling Shareholders decide to sell their shares. As of September 28, 2012, Carlyle, Anchorage and CapGen and affiliates of Fir Tree, Inc. owned 24.9%, 24.9%, 30.0% and 9.6%, respectively, of the outstanding shares of our Common Stock. In addition, as of September 28,

2012, Treasury owned 1.2% of the outstanding shares of our Common Stock plus a warrant to purchase an additional 757,643 shares of our Common Stock. The Selling Shareholders may sell all or any portion of their shares covered by this Prospectus in the public market through any means described in the section hereof entitled “Plan of Distribution.” If any of these shareholders sell large amounts of our Common Stock (in an offering pursuant to this Prospectus or otherwise), or other investors perceive such sales to be imminent, the market price of our Common Stock could drop significantly.

If we do not comply with the continued listing requirements of the NASDAQ Global Select Market, our Common Stock could be delisted.

Our Common Stock is listed on the NASDAQ Global Select Market. As a NASDAQ Global Select Market listed company, we are required to comply with the continued listing requirements of the NASDAQ Marketplace Rules to maintain our listing status, including a requirement that our Common Stock maintain a minimum closing bid price of at least $1.00 per share (the “Bid Price Rule”).

The Company intends to actively monitor the bid price of its Common Stock and will consider available options if it fails to maintain a sufficient minimum closing bid price. Such actions could include implementation of a reverse stock split of the Company’s Common Stock in order to regain compliance with the Bid Price Rule. If, however, we are unable to comply with the Bid Price Rule for any reason and/or if we are unable to otherwise comply with NASDAQ continued listing requirements, our Common Stock could be delisted.

Your shares of Common Stock will not be an insured deposit.

The shares of our Common Stock are not a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

Treasury, which is a Selling Shareholder, is a federal agency and your ability to bring a claim against Treasury under the federal securities laws may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. We do not expect any underwriter in an offering of Common Shares by Treasury to claim to be an agent of Treasury in such offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part or resulting from any other act or omission in connection with an offering of Common Shares by Treasury would likely be barred.

Risks Relating to Market, Legislative, and Regulatory Events

Our business, financial condition, and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies placing increased focus on and scrutiny of the financial services industry. The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis. In addition to participating in the TARP Capital Purchase Program, the U.S. Government has taken steps that include enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insured deposits. These programs subject us and other financial institutions who have participated in these programs to additional restrictions, oversight and/or costs that may have an impact on our business, financial condition, results of operations, or the price of our Common Stock.

Compliance with such regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital, and limit our ability to pursue business opportunities in an efficient manner. We also will be required to pay significantly higher FDIC premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. The increased costs associated with anticipated regulatory and political scrutiny could adversely impact our results of operations.

New proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry. Federal and state regulatory agencies also frequently adopt changes to their regulations and/or change the manner in which existing regulations are applied. We cannot predict whether any pending or future legislation will be adopted or the substance and impact of any such new legislation on us. Additional regulation could affect us in a substantial way and could have an adverse effect on our business, financial condition, and results of operations.

Banking regulators have broad enforcement power, but regulations are meant to protect depositors and not investors.

We are subject to supervision by several governmental regulatory agencies. The regulators’ interpretation and application of relevant regulations, are beyond our control, may change rapidly and unpredictably, and can be expected to influence our earnings and growth. In addition, if we do not comply with regulations that are applicable to us, we could be subject to regulatory penalties, which could have an adverse effect on our business, financial condition, and results of operations. The Company and BOHR have also entered into a Written Agreement with the FRB and Bureau of Financial Institutions. For a discussion regarding risks related to the Written Agreement, see “The Company and BOHR have entered into a Written Agreement with the Federal Reserve Bank of Richmond (the “FRB”) and the Virginia Bureau of Financial Institutions that subjects the Company and BOHR to significant restrictions and requires us to designate a significant amount of our resources to complying with the agreement, and it may have a material adverse effect on our operations and the value of our securities.” Shore is not a party to the Written Agreement.

All such government regulation may limit our growth and the return to our investors by restricting activities such as the payment of dividends, mergers with, or acquisitions by, other institutions, investments, loans and interest rates, interest rates paid on deposits, the use of brokered deposits, and the creation of financial centers. Although these regulations impose costs on us, they are intended to protect depositors. The regulations to which we are subject may not always be in the best interests of investors.

The fiscal, monetary, and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations.

The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Its policies determine, in large part, the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect our net interest margin. It also can materially decrease the value of financial assets we hold, such as debt securities. Its policies also can adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans.

In addition, as a public company we are subject to securities laws and standards imposed by the Sarbanes-Oxley Act. Because we are a relatively small company, the costs of compliance are disproportionate compared with much larger organizations. Continued growth of legal and regulatory compliance mandates could adversely affect our expenses, future results of operations, and the value of our Common Stock. In addition, the government and regulatory authorities have the power to impose rules or other requirements, including requirements that we are unable to anticipate, that could have an adverse impact on our results of operations and the value of our Common Stock.

The Dodd-Frank Act may adversely affect our business, financial condition, and results of operations.

On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The Dodd-Frank Act makes extensive changes to the laws regulating financial services firms and requires significant rule-making. In addition, the law mandates multiple studies, which could result in additional legislative or regulatory action. Many of the provisions of the Dodd-Frank Act have begun to be or will be implemented over the next several months and years and will be subject both to further rulemaking and the discretion of applicable regulatory bodies. Because the ultimate impact of the Dodd-Frank Act will depend on future regulatory rulemaking and interpretation, we cannot predict the full effect of this legislation, including unintended consequences, on our business, financial condition, or results of operations.

Although management does not expect the Dodd-Frank Act to have a material adverse effect on the Company, it is not possible to predict at this time all the effects the Dodd-Frank Act will have on the Company and the rest of the financial institution industry. It is possible that the Company’s interest expense could increase and deposit insurance premiums could change and steps may need to be taken to increase qualifying capital.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry, generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be liquidated at prices sufficient to recover the full amount of the financial instrument exposure due us. There is no assurance that any such losses would not materially and adversely affect our results of operations and the value of, or market for, our Common Stock.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Where appropriate, statements in this Prospectus may contain the insights of management into known events and trends that have or may be expected to have a material effect on our operations and financial condition. The information presented may also contain certain forward-looking statements regarding future financial performance, which are not historical facts and which involve various risks and uncertainties.

We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward-looking statements.

These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and include the following risks related to our business:

•

We incurred significant losses in 2009, 2010, and 2011, although at a lower level than in the previous years. While we expect to return to profitability in 2013, we can make no assurances to that effect;

•

The determination of the appropriate balance of our allowance for loan losses is merely an estimate of the inherent risk of loss in our existing loan portfolio and may prove to be incorrect. If such estimate is proven to be materially incorrect and we are required to increase our allowance for loan losses, our results of operations, financial condition, and the value of our Common Stock would be materially adversely affected;

•	We have had, and may continue to have, large numbers of problem loans and difficulties with our loan administration, which could increase our losses related to loans;

•

If the value of real estate in the markets we serve were to further decline materially, a significant portion of our loan portfolio could become further under-collateralized, which could have a material adverse effect on our loan losses, results of operations, and financial condition;

•	The Company has restated its financial statements, which may have a future adverse effect;

•

The Company and BOHR have entered into a Written Agreement with the FRB and the Bureau of Financial Institutions that subjects the Company and BOHR to significant restrictions and requires us to designate a significant amount of our resources to complying with the agreement, and it may have a material adverse effect on our operations and the value of our securities;

•	The formal investigation by the SEC may result in penalties, sanctions, or a restatement of our previously issued financial statements;

•

The Company has received a grand jury subpoena from the United States Department of Justice, Criminal Division. The Company has been advised that it is not a target at this time, and we do not believe we will become a target, but there can be no assurances as to the timing or eventual outcome of the related investigation;

•	FDIC insurance assessments may increase from our prior inability to maintain a “well-capitalized” status, which will further decrease earnings;

•	Our commercial real estate and equity line lending may expose us to a greater risk of loss and hurt our earnings and profitability;

•	A significant amount of our loan portfolio contains loans used to finance construction and land development, and these types of loans subject our loan portfolio to a higher degree of credit risk;

•	Our lending on vacant land may expose us to a greater risk of loss and may have an adverse effect on results of operations;

•	Difficult market conditions have adversely affected our industry;

•

Our ability to maintain adequate sources of funding may be negatively impacted by the current economic environment which may, among other things, impact our ability to resume the payment of dividends or satisfy our obligations;

•

Our ability to maintain adequate sources of liquidity may be negatively impacted by the current economic environment which may, among other things, impact our ability to pay dividends or satisfy our obligations;

•

The current economic environment may negatively impact our ability to maintain required capital levels or otherwise negatively impact our financial condition, which may, among other things, limit our access to certain sources of funding and liquidity;

•	We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability;

•	We may continue to incur losses if we are unable to successfully manage interest rate risk;

•	Our future success is dependent on our ability to compete effectively in the highly competitive banking industry;

•	Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area;

•	We face a variety of threats from technology based frauds and scams;

•	Our continued success is largely dependent on key management team members;

•	The Investors own a significant portion of our common stock and therefore the Investors can exert significant control over our business and corporate affairs.

•	Our future capital needs could dilute your investment or otherwise affect your rights as a shareholder;

•	The market for our Common Stock historically has experienced, and may continue to experience, significant price and volume fluctuations;

•

We are not paying dividends on our Common Stock and currently are prevented from doing so. The failure to resume paying dividends on our Common Stock may adversely affect the value of our Common Stock;

•

Virginia law and the provisions of our Articles of Incorporation and Bylaws could deter or prevent takeover attempts by a potential purchaser of our Common Stock that would be willing to pay you a premium for your shares of our Common Stock;

•	Sales, or the perception that sales could occur, of large amounts of our Common Stock may depress our stock price;

•	If we do not comply with the continued listing requirements of the NASDAQ Global Select Market, our Common Stock could be delisted;

•	Your shares of Common Stock will not be an insured deposit;

•	Treasury, which is a Selling Shareholder, is a federal agency and your ability to bring a claim against Treasury under the federal securities laws may be limited.

•

Our business, financial condition, and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities;

•	Banking regulators have broad enforcement power, and regulations are meant to protect depositors and not investors;

•	The fiscal, monetary, and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations;

•	The Dodd-Frank Act may adversely affect our business, financial condition, and results of operations; and

•	The soundness of other financial institutions could adversely affect us.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors could affect our financial performance and cause the actual results for future periods to differ materially from those anticipated or projected. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” on page 7 of this Prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2011, in our Quarterly Report on Form 10-Q for the period ended June 30, 2012 and in our other reports filed with the SEC that are incorporated by reference into this Prospectus. In light of these risks, uncertainties and assumptions, the future events, developments or results described by our forward-looking statements in this Prospectus or in the documents referred to in this Prospectus could turn out to be materially different from those we discuss or imply.

We do not intend to update or revise our forward-looking statements after the date on the front cover of this Prospectus, and you should not expect us to do so.

USE OF PROCEEDS

We will receive no proceeds from shares of Common Stock sold by the Selling Shareholders.

A portion of the shares of Common Stock covered by this Prospectus are issuable upon exercise of warrants issued to the Selling Shareholders. The exercise price of the outstanding warrants is $.70 per share. Any exercise of the warrants is expected to be on a cashless basis, and we will not receive any cash payment from the Selling Shareholders upon any cashless exercise of the warrants. However, holders of the warrants may also exercise the warrants and pay us the exercise price in cash. The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including stock splits or dividends, mergers, consolidations, reclassifications, reorganizations, share exchanges, or distributions of assets and upon the issuance of certain securities at a price per share that is deemed to be less than the exercise price per share under the warrants at the time. To the extent we receive proceeds from the cash exercise of the warrants, we may use such proceeds for general corporate purposes or may contribute a portion of the proceeds to our subsidiary banks. No assurance can be given that these warrants will be exercised.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of Securities by the Selling Shareholders. The Selling Shareholders acquired their Securities pursuant to certain transactions with the Selling Shareholders that closed in 2010 and 2012. We will not receive any proceeds from the resale of Securities by the Selling Shareholders. We will, however, receive cash proceeds equal to the total exercise price of any warrants that are exercised for cash but will receive no cash if and to the extent that warrants are exercised pursuant to the net, or “cashless,” exercise feature of the warrants. Except as discussed below, the Selling Shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

When we refer to “Selling Shareholders” in this Prospectus, including in the “Plan of Distribution” section of this Prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Shareholders’ interests in shares of our Common Stock other than through a public sale.

The following table is based on information provided to us by the Selling Shareholders on or about September 28, 2012 and as of such date. Because the Selling Shareholders may sell all, some or none of the Securities, no estimate can be given as to the amount of shares that will be held by the Selling Shareholders upon termination of this offering. For purposes of the table below, we have assumed that the Selling Shareholders will sell all Securities being registered.

	Prior to the Offering					After the Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Number of Shares Underlying Warrants Beneficially Owned	Percent Beneficially Owned(2)	Shares Being Offered(1)	Number of Shares Underlying Warrants Being Offered	Number of Shares Beneficially Owned	Number of Shares Underlying Warrants Beneficially Owned

Carlyle Financial Services Harbor, L.P.(3) c/o The Carlyle Group 1001 Pennsylvania Ave, NW Suite 220 South Washington, DC 20004	42,398,583	0	24.90	42,398,583	0	0	0

ACMO-HR, L.L.C.(4) 610 Broadway 6th Floor New York, NY 10012	42,398,583	0	24.90	42,398,583	0	0	0

CapGen Capital Group VI LP(5) 280 Park Avenue 40th Floor West New York, NY 10017	51,024,981	0	29.97	51,024,981	0	0	0

United States Department of the Treasury(6) 1500 Pennsylvania Avenue Washington, D.C. 20220	2,089,022	757,643	1.66	2,089,022	757,643	0	0

(1)

This column does not include shares issuable upon the exercise of warrants. Unless otherwise indicated, “beneficial ownership” in this table was calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with Rule 13d-3 under the

Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company Common Stock over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of the date hereof.
(2)	Based on shares outstanding at September 28, 2012 of 170,278,452. Shares of Common Stock subject to warrants exercisable within 60 days of September 28, 2012 are deemed outstanding (without regard for limitations on exercise) for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage held by any other person.
(3)	Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of Carlyle Financial Services Harbor, L.P. By virtue of these relationships, the aforementioned entities may be deemed to share beneficial ownership of the shares of Common Stock owned by Carlyle Financial Services Harbor, L.P. Each such entity expressly disclaims beneficial ownership of the shares of Common Stock owned by Carlyle Financial Services Harbor, L.P. except to the extent of its pecuniary interest therein. A Carlyle designee, James Burr, has been appointed director of the Company effective when he receives approval from banking regulatory authorities. He will replace Carlyle’s previous designee, Randal K. Quarles, who resigned as a director effective May 21, 2012.
(4)	All investment and voting decisions with respect to the shares of Common Stock held by ACMO-HR, L.L.C. are made by Anchorage Capital Group, L.L.C. (formerly named Anchorage Advisors, L.L.C.). Because of their respective relationships with ACMO-HR, L.L.C. and each other, each of Anchorage Advisors Management, L.L.C., Anchorage Capital Group, L.L.C., Anchorage Capital Master Offshore, Ltd., ACMO-HR, L.L.C and Messrs. Anthony L. Davis and Kevin M. Ulrich may be deemed to share voting and disposition power with respect to the shares of Common Stock beneficially owned by ACMO-HR, L.L.C. None of these persons or entities may be deemed to have sole voting and disposition power with respect to any shares of Common Stock beneficially owned by ACMO-HR, L.L.C. Hal F. Goltz is a director of the Company and is a senior analyst with Anchorage.
(5)	Eugene A. Ludwig is the managing member of CapGen Capital Group VI LLC which is the general partner of CapGen Capital Group VI LP. Robert B. Goldstein is a director of the Company and a founding Principal in CapGen.
(6)	The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the Emergency Economic Stabilization Act of 2008 Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this Prospectus, any applicable prospectus supplement or the registration statement of which this Prospectus is a part, or any other act or omission in connection with the offering to which this Prospectus and any applicable prospectus supplement relate, likely would be barred. In addition, Treasury has advised us that Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. We do not expect any underwriter in an offering of Common Shares by Treasury to claim to be an agent of Treasury in such offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this Prospectus, any applicable prospectus supplement or the registration statement of which this Prospectus and any applicable prospectus supplement are a part or resulting from any other act or omission in connection with the offering of the Securities likely would be barred.

Our operations are regulated by various U.S. governmental authorities, including in certain respects by Treasury. Other than this regulation and the acquisition of the Securities, Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

PLAN OF DISTRIBUTION

We are registering the Common Stock, warrants and Common Stock issuable upon exercise of the warrants covered by this Prospectus to permit Selling Shareholders to permit the resale of these Securities from time to time after the date of this Prospectus. We will not receive any of the proceeds of the sale of the Common Stock or warrants offered by this Prospectus. We may, however, receive cash proceeds equal to the total exercise price of any warrants that are exercised for cash, but will receive no cash if and to the extent that warrants are exercised pursuant to the net, or “cashless,” exercise feature of the warrants. The aggregate proceeds to the Selling Shareholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. A Selling Shareholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The Securities offered by this Prospectus may be sold from time to time to purchasers:

•	directly by the Selling Shareholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest; or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Shareholders or the purchasers of the Securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved, provided that such discounts, concessions or commissions are made in compliance with Financial Institution Regulatory Authority (“FINRA”) guidelines.

The Selling Shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the Securities by such Selling Shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act. Treasury has advised us that, under the doctrine of sovereign immunity, any attempt to assert a claim that Treasury should be deemed to be an underwriter within the meaning of the Securities Act likely would be barred.

The Securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the Securities may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the Selling Shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	in a public auction;

•	through the settlement of short sales;

•	through any combination of the foregoing;

•	through an in-kind distribution of the Securities by a Selling Shareholder to its partners, members, or shareholders; or

•	any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the Securities, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the Securities in the course of hedging their positions;

•	sell the Securities short and deliver the Securities to close out short positions;

•	loan or pledge the Securities to broker-dealers or other financial institutions that in turn may sell the Securities;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Securities, which the broker-dealer or other financial institution may resell under the Prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, as of the date of this Prospectus, there are no plans, arrangements or understandings between any Selling Shareholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the Selling Shareholders.

The Common Stock is listed on the NASDAQ Global Select Market under the symbol “HMPR.”

There can be no assurance that any Selling Shareholder will sell any or all of the Securities under this Prospectus. Further, we cannot assure you that any such Selling Shareholder will not transfer, devise or gift the Securities by other means not described in this Prospectus. In addition, any Securities covered by this Prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than under this Prospectus. The Securities covered by this Prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this Prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Shareholders and any other person participating in the sale of the Securities may be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by certain of the Selling Shareholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Security being distributed. This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We have agreed to indemnify the Selling Shareholders and their agents and affiliates and anyone who controls such Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public, including the payment of federal securities law and any state blue sky registration fees, except that we will not bear any legal counsel fees (except as described below), underwriting discounts or commissions or transfer taxes relating to the sale of shares of the Securities. In the case of the Investors we previously agreed to pay the reasonable fees and expenses of a single legal counsel appointed to represent the Investors chosen by the Investors holding a majority interest in the registrable securities being registered in connection with any registration of the Securities. The Investors will be required to pay the expenses of their legal counsel in connection with the sale of any Securities.

In compliance with the guidelines of FINRA, the maximum compensation to the underwriters or dealers in connection with the sale of our securities pursuant to this Prospectus and any accompanying prospectus supplement will not exceed 8% or the aggregate offering price of the securities.

LEGAL MATTERS

Williams Mullen, counsel to the Company, has rendered its opinion that the Common Stock will be validly issued, fully paid and non-assessable. Such counsel does not have a substantial interest in or connection with the Company or its subsidiaries requiring disclosure herein. Attorneys employed by the firm beneficially owned an aggregate of approximately 2,302 shares of the Common Stock as of October 23, 2012.

EXPERTS

The consolidated financial statements of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2011 and 2010, and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our consolidated financial statements for the year ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of Yount, Hyde & Barbour, P.C., previously our independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or our website at http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4066242. Written requests for copies of the documents we file with the SEC should be directed to Attn: Thomas B. Dix, III at Hampton Roads Bankshares, Inc., 641 Lynnhaven Parkway, Virginia Beach, VA 23452.

October 23, 2012

Up to 137,911,169

Shares of Common Stock and

Warrants to Purchase 757,643 Shares of Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this Prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is a summary of the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the shares of common stock being registered (other than underwriting discounts and commissions):

Securities and Exchange Commission Registration Fee		$24,967.04
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Printing Expenses		*
Subscription Agent and Information Agent Fees		*
Miscellaneous Expenses		*

Total	$	*

*	These fees depend on the securities offered and the number of issuances and cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Virginia Stock Corporation Act and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The Bylaws of the Company contain provisions indemnifying the directors and officers of the Company to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Company eliminate the personal liability of directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.

The foregoing is a summary of certain aspects of Virginia law and the Articles of Incorporation and Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act and the Articles of Incorporation and Bylaws of the Company.

The Company has also purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify the Company and its officers and directors for damages they become legally obligated to pay as a result of any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty committed by directors or officers while acting in their capacity as such.

Item 16.	Exhibits.

Exhibit No.	Description

4.1	Specimen of Common Stock Certificate, incorporated by reference from Exhibit 4.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.2	Amended and Restated Warrant for Purchase of Shares of Common Stock issued to the United States Department of the Treasury, incorporated by reference from Exhibit 10.2 to the Registrant’s Form 8-K, filed August 18, 2010.

4.3	Letter Agreement, dated December 31, 2008, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed January 5, 2009.

4.4	Exchange Agreement, dated August 12, 2010, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed August 18, 2010.

4.5	Standby Purchase Agreement, dated May 21, 2012, by and between Hampton Roads Bankshares, Inc., Anchorage, Carlyle and CapGen incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed May 24, 2012.

5.1	Opinion of Williams Mullen.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Yount Hyde & Barbour, P.C.*

23.3	Consent of Williams Mullen, P.C. (contained in Exhibit 5.1).*

24.1	Powers of Attorney (included on signature page).*

*	Filed herewith.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Norfolk, Commonwealth of Virginia, on this 23rd day of October, 2012.

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Douglas J. Glenn
Douglas J. Glenn
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Douglas J. Glenn, Stephen P. Theobald and Thomas B. Dix, III as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments to the Registration Statement, any other registration statements and exhibits thereto related to the offering that is the subject of said registration statement filed pursuant to Rule 462 under such Act, and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Douglas J. Glenn	Director, President and Chief Executive Officer	October 23, 2012
Douglas J. Glenn	(Principal Executive Officer)

/s/ Stephen P. Theobald	Executive Vice President and Chief Financial Officer	October 23, 2012
Stephen P. Theobald	(Principal Financial Officer)

/s/ Lorelle L. Fritsch	Senior Vice President and Chief Accounting Officer	October 23, 2012
Lorelle L. Fritsch	and Controller
(Principal Accounting Officer)

/s/ Henry P. Custis, Jr.	Chairman of the Board	October 23, 2012
Henry P. Custis, Jr.

/s/ Patrick E. Corbin	Director	October 23, 2012
Patrick E. Corbin

/s/ William A. Paulette	Director	October 23, 2012
William A. Paulette

/s/ Billy G. Roughton	Director	October 23, 2012
Billy G. Roughton

/s/ W. Lewis Witt	Director	October 23, 2012
W. Lewis Witt

/s/ Hal F. Goltz	Director	October 23, 2012
Hal F. Goltz

/s/ Robert B. Goldstein	Director	October 23, 2012
Robert B. Goldstein

/s/ Charles M. Johnston	Director	October 23, 2012
Charles M. Johnston

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen of Common Stock Certificate, incorporated by reference from Exhibit 4.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.2	Amended and Restated Warrant for Purchase of Shares of Common Stock issued to the United States Department of the Treasury, incorporated by reference from Exhibit 10.2 to the Registrant’s Form 8-K, filed August 18, 2010.

4.3	Letter Agreement, dated December 31, 2008, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed January 5, 2009.

4.4	Exchange Agreement, dated August 12, 2010, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed August 18, 2010.

4.5	Standby Purchase Agreement, dated May 21, 2012, by and between Hampton Roads Bankshares, Inc., Anchorage, Carlyle and CapGen incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K, filed May 24, 2012.

5.1	Opinion of Williams Mullen.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Yount Hyde & Barbour, P.C.*

23.3	Consent of Williams Mullen, P.C. (contained in Exhibit 5.1).*

24.1	Powers of Attorney (included on signature page).*

*	Filed herewith.